Exhibit 99.1

NextCure Provides Business Update and Reports First Quarter 2022 Financial Results

–	On track to report data from all three clinical programs in the second half of 2022
–	First quarter ending cash of $201.3 million expected to fund operations into the first quarter of 2024

BELTSVILLE, Md. – May 5, 2022 -- NextCure, Inc. (Nasdaq: NXTC), a clinical-stage biopharmaceutical company committed to discovering and developing novel, first-in-class immunomedicines to treat cancer and other immune-related diseases, today reported first quarter 2022 financial results and provided a business update.

“In the first quarter, we continued to advance our pipeline of four product candidates towards key clinical milestones,” said Michael Richman, NextCure’s President and Chief Executive Officer. “In the second half of 2022, we anticipate clinical trial updates for NC318, NC410, and NC762, as well as an IND filing for NC525. We also expect our quarter-end cash position of $201.3 million will fund our operations into the first quarter of 2024.”

Expected Milestones

We believe we are on track to meet the following milestones during the second half of 2022:

•	NC318 Phase 2 update: fourth quarter of 2022 (Amended Phase 2 with patient selection and increased dosing).

•	NC318 anti-PD-1 combo initial data second half of 2022 (Yale University Investigator-Initiated trial).

•	NC410 Phase 1 update: second half of 2022.

•	NC762 Phase 1 initial data: second half of 2022.

•	NC525 Investigational New Drug Application (IND) filing: fourth quarter of 2022.

Financial Guidance

Based on its current research and development plans, NextCure expects its existing cash, cash equivalents and marketable securities will enable it to fund operating expenses and capital expenditures into the first quarter of 2024.

Financial Results for First Quarter March 31, 2022

•	Cash, cash equivalents, and marketable securities, excluding restricted cash, as of March 31, 2022, were $201.3 million as compared with $219.6 million as of December 31, 2021. The decrease of $18.3 million primarily reflects cash used to fund operations.

•	Research and development expenses were $15.0 million for the quarter ended March 31, 2022 as compared to $12.4 million for the quarter ended March 31, 2021. The increase of $2.6 million was driven primarily by additional clinical and lab-related costs.

•	General and administrative expenses were $5.8 million for the quarter ended March 31, 2022 as compared with $4.9 million for the quarter ended March 31, 2021. The increase of $0.9 million was primarily related to additional personnel-related costs.

•	Net loss was $20.6 million for the quarter ended March 31, 2022 as compared with $16.5 million for the quarter ended March 31, 2021. The changes in net loss from the previous year’s quarter were primarily due to increased research and development expenses.

About NextCure, Inc.

NextCure is a clinical-stage biopharmaceutical company committed to discovering and developing novel, first-in-class immunomedicines to treat cancer and other immune-related diseases. Through our proprietary FIND-IO™ platform, we study various immune cells to discover and understand targets and structural components of immune cells and their functional impact in order to develop immunomedicines. Our initial focus is to bring hope and new treatments to patients who do not respond to current cancer therapies, patients whose cancer progresses despite treatment and patients with cancer types not adequately addressed by available therapies. http://www.nextcure.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, forecasts, assumptions and other information available to NextCure as of the date hereof. Forward-looking statements include statements regarding NextCure’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “may,” “will,” “potential,” “expects,” “believes,” “anticipates,” “intends,” “hope,” “towards,” “forward,” “later” and similar expressions. Examples of forward-looking statements in this press release include, among others, statements about the development plans for our immunomedicines, statements about the progress and evaluation and expected timing of results of NextCure’s ongoing clinical trial of NC318, expectations regarding the potential benefits, activity, effectiveness and safety of NC318, expectations regarding the investigator initiated trial conducted by Yale, the expected timing of results of NextCure’s ongoing clinical trial of NC410, the development plans for NC762, the plans for the Investigative New Drug (IND) Application filing for NC525, NextCure’s financial guidance, expected upcoming milestones, and NextCure’s plans, objectives and intentions with respect to the discovery and development of immunomedicines. Forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those projected in any forward-looking statement. Such risks and uncertainties include, among others: the impacts of the COVID-19 pandemic on NextCure’s business, including NextCure’s clinical trials, third parties on which NextCure relies and NextCure’s operations; positive results in preclinical studies may not be predictive of the results of clinical trials; NextCure’s limited operating history and no products approved for commercial sale; NextCure’s history of significant losses; NextCure’s need to obtain additional financing; risks related to clinical development, marketing approval and commercialization; the unproven approach to the discovery and development of product candidates based on NextCure’s FIND-IO™ platform; and dependence on key personnel. More detailed information on these and additional factors that could affect NextCure’s actual results are described in NextCure’s filings with the Securities and Exchange Commission (the “SEC”), including in Item 1A of NextCure’s most recent Form 10-K and elsewhere in the Company’s filings with the SEC. You should not place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date of this press release, and NextCure assumes no obligation to update any forward-looking statements, except as required by law, even if expectations change.

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Investor Inquiries

Timothy Mayer, Ph.D.

NextCure, Inc.

Chief Operating Officer

(240) 762-6486

IR@nextcure.com

Selected Financial Information

Selected Statement of Operations Items:	Three Months Ended
	March 31,
(in thousands, except share and per share amounts)	2022	2021
Operating expenses:
Research and development	$15,024	$12,386
General and administrative	5,747	4,848
Loss from operations	(20,771)	(17,234)
Other income, net	169	701
Net loss	$(20,602)	$(16,533)
Net loss per common share - basic and diluted	$(0.74)	$(0.60)
Weighted-average shares outstanding - basic and diluted	27,708,768	27,597,426

Selected Balance Sheet Items:
	March 31,	December 31,
(in thousands)	2022	2021
Cash, cash equivalents, and marketable securities	$201,324	$219,591
Total assets	222,746	242,386
Accounts payable and accrued expenses	6,212	6,391
Total stockholders' equity	213,936	233,386